Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ONEOK, Inc.

We consent to the incorporation by reference in Registration Statements Nos. 333-75768, 333-54274, 333-41263, 333-41265, 333-41267, 333-41269, 333-42094, 333-95039, 333-81043, 333-121769, 333-130070 and 333-130067 on Form S-8 and Nos. 333-54586, 333-44915, 333-57433, 333-65059, 333-82717, 333-65392, and 333-102105 on Form S-3 of ONEOK, Inc. of our report dated March 10, 2006, with respect to the consolidated balance sheets of ONEOK, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of ONEOK, Inc. Our report refers to a change in accounting for asset retirement obligations, stock-based compensation, and contracts involved in energy trading and risk management activities in 2003.

Our report dated March 10, 2006, on the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that ONEOK, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company’s information system associated with accounting for derivative hedging instruments was inadequately designed to appropriately account for certain hedges of forecasted transactions and thus did not facilitate the recognition of hedging ineffectiveness in accordance with generally accepted accounting principles.

Additionally, our report on management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that ONEOK, Inc. excluded the Company’s Natural Gas Liquids segment from its assessment of the effectiveness of the Company’s internal control over financial reporting. Our audit of internal control over financial reporting of ONEOK, Inc. also excluded an evaluation of the internal control over financial reporting of the Company’s Natural Gas Liquids segment.

/s/ KPMG LLP

March 10, 2006

Tulsa, Oklahoma